TRANSGLOBE ENERGY CORPORATION
Suite 2300, 250 - 5th Street S.W.
Calgary, Alberta T2P 0R4
Tel: (403) 264-9888
Web site: www.trans-globe.com

NOTICE OF THE ANNUAL GENERAL & SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 8, 2013

TO THE HOLDERS OF COMMON SHARES
Notice is hereby given that the Annual General & Special Meeting (the "Meeting") of the holders of common shares ("Common Shares") of TransGlobe Energy Corporation ("TransGlobe" or the "Company") will be held on the 3rd Floor of Centennial Place West, 250 – 5th Street S.W., Calgary, Alberta, on Wednesday, May 8, 2013, at 3:00 p.m. (Calgary time), for the following purposes:

1.	to receive and consider the consolidated financial statements of the Company for the fiscal year ended December 31, 2012 and the Report of Independent Registered Chartered Accountants thereon;

2.	to fix the number of directors of the Company to be elected at the Meeting at seven (7);

3.	to elect the directors of the Company for the ensuing year;

4.	to approve all unallocated stock options under the Company's stock option plan;

5.	to appoint Deloitte LLP as auditors of the Company and to authorize the directors to fix their remuneration as such; and

6.	to transact such further and other business as may properly come before the Meeting or any adjournment or adjournments thereof.
The nature of the business to be transacted at the Meeting is described in further detail in the accompanying Information Circular.
The record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting is March 25, 2013. Shareholders of the Company whose names have been entered in the register of shareholders at the close of business on that date will be entitled to receive notice of and to vote at the Meeting, provided that, to the extent a shareholder transfers the ownership of any of such shareholder's Common Shares after such date and the transferee of those Common Shares establishes that the transferee owns the Common Shares and requests, not later than 10 days before the Meeting, to be included in the list of shareholders eligible to vote at the Meeting, such transferee will be entitled to vote those Common Shares at the Meeting.
A shareholder may attend the Meeting in person or may be represented by proxy. Shareholders who are unable to attend the Meeting or any adjournment thereof in person are requested to date, sign and return the accompanying form of proxy for use at the Meeting or any adjournment thereof. To be effective, the enclosed proxy must be mailed so as to reach or be deposited with the Transfer Agent and Registrar of the Company c/o Olympia Trust Company, 2300, 125 – 9th Avenue S.E., Calgary, Alberta, T2G 0P6, not later than forty-eight (48) hours (exclusive of Saturdays, Sundays and statutory holidays in the Province of Alberta) prior to the time of the Meeting or any adjournment thereof.
The instrument appointing a proxy shall be in writing and shall be executed by the shareholder or the shareholder's attorney authorized in writing or, if the shareholder is a corporation, under its corporate seal by an officer or attorney thereof duly authorized.

The persons named in the enclosed form of proxy are directors and/or officers of the Company. Each shareholder has the right to appoint a proxyholder other than such persons, who need not be a shareholder, to attend and to act for such shareholder and on such shareholder's behalf at the Meeting. To exercise such right, the names of the nominees of management should be crossed out and the name of the shareholder's appointee should be legibly printed in the blank space provided.
In the event of a strike, lockout or other work stoppage involving postal employees, all documents required to be delivered by a shareholder of the Company should be delivered by facsimile to the Transfer Agent and Registrar at (403) 265-1455.
DATED at Calgary, Alberta this 25th day of March, 2013.
BY ORDER OF THE BOARD OF DIRECTORS

(signed) "Ross G. Clarkson"

President and Chief Executive Officer

TRANSGLOBE ENERGY CORPORATION

MANAGEMENT PROXY CIRCULAR

For the Annual General & Special Meeting of Shareholders to be held on May 8, 2013
This Management Proxy Circular ("Information Circular") is furnished in connection with the solicitation of proxies by management of the Company for use at the Annual General and Special Meeting (the "Meeting") of the holders of common shares ("Common Shares") of TransGlobe Energy Corporation ("TransGlobe" or the "Company"), to be held on the 3rd Floor of Centennial Place West, 250 – 5th Street S.W., Calgary, Alberta, on May 8, 2013 at 3:00 p.m. (Calgary time) for the purposes set forth in the accompanying Notice of Meeting.
Unless otherwise stated, the information contained in this Information Circular is given as at March 25, 2013.
No person has been authorized by the Company to give any information or make any representations in connection with the transactions herein described other than those contained in this Information Circular and, if given or made, any such information or representation must not be relied upon as having been authorized by the Company.
This Information Circular, the accompanying Notice of Meeting, the Company's annual report and the form of proxy are expected to be mailed to registered shareholders on or before April 10, 2013. Although the Common Shares are registered with the U.S. Securities and Exchange Commission (the "SEC") under the U.S. Securities Exchange Act of 1934, as amended (the "1934 Act"), and the issued and outstanding Common Shares are listed and posted for trading on the OMX Global Select Market of the National Association of Securities Dealers' Automated Quotation ("NASDAQ") system, the Company is a "foreign private issuer" as defined in SEC Rule 3b-4, and is therefore exempt from the proxy formatting and filing requirements of the 1934 Act. This Information Circular complies with the Canadian requirements for Information Circulars.
CURRENCY AND EXCHANGE RATES
All dollar amounts in this Information Circular, unless otherwise indicated, are stated in United States ("U.S.") dollars. The Company has adopted the U.S. dollar as the functional currency for its consolidated financial statements. The exchange rates for the average of the daily noon buying rates during the period and the end of period noon buying rate for the U.S. dollar in terms of Canadian dollar ("C$") as reported by the Bank of Canada were as follows for each of the years ended December 31, 2012, 2011 and 2010.

	Year Ended	Year Ended	Year Ended
	December 31, 2012	December 31, 2011	December 31, 2010
End of Period	$0.9949	$1.0162	$0.9931
Period Average	$0.9996	$0.9891	$1.0299

GENERAL PROXY INFORMATION
General Meeting Requirements
The board of directors of the Company has fixed the record date for the Meeting at the close of business on March 26, 2013 (the "Record Date"). The Company will prepare, as of the Record Date, a list of shareholders entitled to receive the Notice of Meeting and showing the number of Common Shares held by each such shareholder ("Shareholder"). A Shareholder of the Company named in the list is entitled to vote the Common Shares shown opposite such Shareholder's name at the Meeting except to the extent that such holder transfers ownership of the Common Shares after the Record Date, in which case the transferee shall be entitled to vote such Common Shares upon establishing ownership and requesting, not later than 10 days before the Meeting, to be included in the list of Shareholders entitled to vote at the Meeting.
Solicitation of Proxies
This Information Circular is furnished in connection with the solicitation of proxies by management of the Company for use at the Meeting, and at any adjournment thereof, at the time and place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally, or by telephone, facsimile or other electronic means, by directors, officers and employees of the Company at nominal cost. All costs of solicitation by management will be borne by the Company.
The Company has made arrangements with Canadian brokerage houses and other intermediaries to send proxy materials, at the Company's expense, to Beneficial Shareholders (as defined herein) of the Company who have advised their broker or intermediary that they wish to receive such materials. In addition, the Company asks banks and brokers in the United States to forward copies to persons for whom they hold Common Shares and request authority for execution of the proxies. The Company will reimburse the brokerage houses, intermediaries, banks and brokers for their reasonable out-of-pocket expenses in doing so including the actual cost of any postage incurred.

Appointment of Proxies
The persons named as proxy holders in the accompanying form of proxy are directors and/or officers of the Company and were designated by management of the Company. A registered Shareholder wishing to appoint some other person (who need not be a Shareholder) to represent him or her at the Meeting has the right to do so, either by striking out the names of those persons named in the accompanying form of proxy and inserting the desired person's name in the blank space provided in the form of proxy or by completing another form of proxy. A proxy will not be valid unless a properly completed proxy form is received at the office of the Company's Transfer Agent and Registrar, Olympia Trust Company, 2300, 125 – 9th Avenue S.E., Calgary, Alberta, T2G 0P6, fax number (403) 265-1455 not later than forty-eight (48) hours (exclusive of Saturdays, Sundays and statutory holidays in the Province of Alberta) prior to the time of the Meeting or any adjournment thereof.
Revocation of Proxies
A registered Shareholder who has given a proxy may revoke it by an instrument in writing executed by the Shareholder or by his or her attorney authorized in writing or, where the Shareholder is a corporation, by a duly authorized officer or attorney of that corporation, and delivered to the Calgary office of Olympia Trust Company, at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, or to the Chairman of the Meeting on the day of the Meeting, or in any other manner permitted by law. A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.
Advice to Beneficial Shareholders
The information set forth in this section is of significant importance to many public Shareholders of the Company, as a substantial number of the public Shareholders of the Company do not hold Common Shares in their own name. Shareholders who do not hold their Common Shares in their own name (referred to in this Information Circular as "Beneficial Shareholders") should note that only proxies deposited by Shareholders whose names appear on the records of the Company as the registered holders of Common Shares can be recognized and acted upon at the Meeting. If Common Shares are listed in an account statement provided to a Shareholder by a broker, then in almost all cases those Common Shares will not be registered in the Shareholder's name on the records of the Company. Such Common Shares will more likely be registered under the name of the Shareholder's broker or an agent of that broker. In Canada, the vast majority of such Common Shares are registered under the name of CDS & Co. (the registration name for CDS Clearing and Depository Services Inc., which acts as nominee for many Canadian brokerage firms). Common Shares held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers/nominees are prohibited from voting Common Shares for their clients. The directors and officers of the Company do not know for whose benefit the Common Shares registered in the name of CDS & Co. are held.
Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of Shareholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Shareholders in order to ensure that their Common Shares are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the form of proxy provided to registered Shareholders. However, its purpose is limited to instructing the registered Shareholders how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions Inc. ("Broadridge"). Broadridge typically applies a special sticker to the proxy forms, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Common Shares to be represented at the Meeting. A Beneficial Shareholder receiving a proxy with a Broadridge sticker on it cannot use that proxy to vote Common Shares directly at the Meeting. The proxy must be returned to Broadridge well in advance of the Meeting in order to have the Common Shares voted. If a Beneficial Shareholder wishes to vote directly at the Meeting, the registered Shareholder must strike out the name of the persons named in the instrument of proxy provided to the registered Shareholder and insert the name of the Beneficial Shareholder in the space provided and deposit the proxy with the Company at the place and within the time specified above for the deposit of proxies.
The Company is not using "notice-and-access" to send its proxy-related materials to the Shareholders, and paper copies of such materials will be sent to all Shareholders. The Company will not send proxy-related materials directly to non-objecting Beneficial Shareholders and such materials will be delivered to non-objecting Beneficial Shareholders by Broadridge or through the non-objecting Beneficial Shareholder's intermediary. The Company intends to pay for the costs of an intermediary to deliver to objecting Beneficial Shareholders the proxy-related materials and Form 54-101F7 Request for Voting Instructions Made by Intermediary of National Instrument 54-101.
All references to Shareholders in this Information Circular and the accompanying form of proxy and Notice of Meeting are to Shareholders registered as of the Record Date on the Company's Shareholder list maintained by the Company's Registrar and Transfer Agent unless specifically stated otherwise.

Voting of Proxies
All Common Shares represented by properly executed and deposited proxies will be voted in accordance with the instructions contained therein and will be voted or withheld from voting in accordance with the instructions of the Shareholder on any ballot that may be called for. If no choice is specified with respect to any matters referred to herein, the persons designated in the enclosed form of proxy intend on a ballot to vote such Common Shares FOR all of the resolutions described herein.
The enclosed form of proxy when properly completed and delivered and not revoked confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations to matters referred to herein and with respect to other matters which may properly come before the Meeting. In the event amendments or variations to matters referred to herein are properly brought before the Meeting, or any further or other business is properly brought before the Meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgment on such matters or business. At the time of the printing of this Information Circular, the management of the Company knows of no such amendment, variation or other matter which may be presented at the Meeting.
VOTING SHARES AND PRINCIPAL HOLDERS THEREOF
The Company is authorized to issue an unlimited number of Common Shares without nominal or par value. As at March 25, 2013, there were 73,871,638 Common Shares issued and outstanding. Each Common Share is entitled to one vote at the Meeting.
Only Shareholders of record at 4:30 p.m. (Calgary time) on March 25, 2013, who either personally attend the Meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described herein, will be entitled to vote or to have their Common Shares voted at the Meeting, except to the extent that such holder transfers ownership of the Common Shares after the Record Date, in which case the transferee shall be entitled to vote such Common Shares upon establishing ownership and requesting, not later than 10 days before the Meeting, to be included in the list of Shareholders entitled to vote at the Meeting.
To the best of the Company's knowledge and based on existing information, as at the March 25, 2013, there were no persons who beneficially owned, or controlled or directed, directly or indirectly, more than 10% of the outstanding Common Shares, except as set forth below, which is based on publicly available information:

	Common Shares Owned,	Percentage of the Outstanding
Name of Shareholder	Controlled or Directed	Common Shares

Montrusco Bolton Investments Inc. Montreal, Quebec	8,574,113(1)	11.6%
BlackRock inc. New York, New York	8,507,423(2)	11.5%
Notes:
(1) Includes Shares held by Montrusco Bolton Investments Inc. on behalf of its clients.
(2) Includes shares held by BlackRock Inc. on behalf of its advisory subsidiaries
As at March 25, 2013, there were 73,871,638 Common Shares outstanding.

QUORUM
The presence in person or by proxy of persons being not less than two (2) in number and holding or representing not less than ten (10%) per cent of the Common Shares entitled to be voted at the Meeting is necessary to convene the Meeting. Each resolution that will be placed before the Meeting will be an ordinary resolution requiring for its approval a simple majority of the votes cast in respect of the resolution.
MATTERS TO BE ACTED UPON AT THE MEETING
Presentation of Consolidated Financial Statements
At the Meeting, Shareholders will receive and consider the consolidated financial statements of the Company for the fiscal year ended December 31, 2012 and the Reports of Independent Registered Chartered Accountants on such statements, but no vote by the Shareholders with respect thereto is required or proposed to be taken.
Fixing the Number of Directors
At the Meeting, Shareholders will be asked to fix the number of directors of the Company to be elected at the Meeting at seven (7), as may be adjusted between Shareholders' meetings by way of resolution of the board of directors of the Company. Accordingly, unless otherwise directed, it is the intention of management to vote proxies in the accompanying form in favour of fixing the number of directors of the Company to be elected at the Meeting at seven (7).

Election of Directors
The directors of the Company are elected annually and hold office until the next annual meeting of Shareholders or until their successors are appointed. Unless authority to do so is withheld, the persons designated in the accompanying form of proxy intend to vote for each of the nominees of management listed below. Management does not contemplate that any of the nominees will be unable or unwilling to serve as a director but if, for any reason, any of them is unable or unwilling to serve, it is intended that the proxies given pursuant to this solicitation will be voted for a substitute nominee or nominees selected by management, unless authority to vote the proxies in the election of directors is withheld.
The board of directors of the Company has adopted a policy stipulating that if the "WITHHOLD" votes in respect of the election of a director nominee at the Meeting represent more than the "FOR" votes, the nominee will submit his resignation promptly after the Meeting, for the Governance and Nominating Committee's consideration. The Governance and Nominating Committee will consider such resignation and will make a recommendation to the board of directors of the Company after reviewing the matter as to whether to accept it or not, having regard to all matters it deems relevant. The board of directors of the Company will consider the recommendation and the decision of the board of directors to accept or reject the resignation will be disclosed to the public within 90 days of the Meeting. The nominee will not participate in any committee or board of directors deliberations on the resignation offer. The policy does not apply in circumstances involving contested director elections.
The persons named in the following table are management's nominees to the board of directors. All of Messrs. Clarkson, Herrick, Noyes, Chase, Dyment, Guidry and Jennings are ordinarily resident in Canada.
The names and places of residence of the persons either nominated for or presently holding office as directors, the number of Common Shares beneficially owned, controlled or directed, directly or indirectly, the period served as director and the principal occupation during the last five years of each are as follows:

Name, Place of Residence	Number of Common
and Position with the	Shares Beneficially	Date First
Company	Owned or Directed	Appointed	Principal Occupation

Robert G. Jennings (1)(3) Alberta, Canada Director	10,000	September 13, 2011
Independent businessman. In 2011 retired from Jennings Capital Inc. which he established in 1993. Mr. Jennings serves and has previously served on several public, private and charitable boards including a number of resource companies.

Ross G. Clarkson Alberta, Canada President, CEO and Director	2,058,154	October 11, 1995	President and Chief Executive Officer of the Company since December 4, 1996, with over 30 years' oil and gas industry experience in exploration and development.

Lloyd W. Herrick Alberta, Canada Vice-President, COO and Director	463,621	April 28, 1999	Vice-President and Chief Operating Officer of the Company since April 28, 1999, with over 30 years' experience in both domestic and international oil and gas exploration and development.

Geoffrey C. Chase (1)(4) Alberta, Canada Director	20,000	August 11, 2000	Retired Senior Vice-President, Business Development, with Ranger Oil Limited, with over 35 years' experience in the oil and gas industry.

Fred J. Dyment (1)(2) Alberta, Canada Director	54,333	February 10, 2004
Chartered accountant with over 38 years' experience in the oil and gas industry. Previously President and Chief Executive Officer, Maxx Petroleum Company (2000- 2001). Prior thereto Controller, Vice President Finance and then President and Chief Executive Officer of Ranger Oil Limited from 1978-2000.

Gary S. Guidry (2)(4) Alberta, Canada Director	40,000	October 6, 2009
Petroleum engineer with over 30 years' experience in the oil and gas industry. President and Chief Executive Office of Griffiths Energy International Inc. Previously, President and CEO of Orion Oil and Gas Corporation. Prior thereto CEO of Tanganyika Oil Company Ltd; President and CEO of Calpine Natural Gas Trust, Senior Vice President and subsequently President of Alberta Energy Company International, and President and General Manager of Canadian Occidental Petroleum’s (now Nexen Inc.) Nigerian operations.

Erwin L. Noyes (2)(3) British Columbia, Canada Director	46,047	October 11, 1995	Retired since July 31, 2000; formerly Vice-President, International Operations of the Company, with over 40 years' experience in the oil and gas industry.
Notes:

(1)	Member of the Company's Audit Committee.

(2)	Member of the Company's Compensation Committee.

(3)	Member of the Company's Governance and Nominating Committee.

(4)	Member of the Company's Reserves Committee.

(5)	Information in the table above is at March 25, 2013.

Robert G. Jennings, CFA
Mr. Jennings is currently an independent businessman. He retired in 2011 from Jennings Capital Inc. which he established in 1993, as a full service independent investment firm providing corporations with research, corporate finance and sales services in both the national and international marketplace. Mr. Jennings’s career in investment banking began in 1968, when he joined McLeod Young Weir and assumed positions of increasing responsibility as a Director, Vice President, Corporate Finance for Alberta. In January 1979, he created a boutique firm, Carson Jennings & Associates, focused on private placements and merger/acquisition markets. In September 1988 Mr. Jennings sold the firm to Walwyn Stodgell Ltd., prior to Walwyn’s takeover of Midland Doherty, accepting the position of Senior Vice President and Director of Corporate and Government Finance for Western Canada with Midland Walwyn Capital Inc. He remained in the position until August 1993, when he founded Jennings Capital Inc. in Calgary. Mr. Jennings serves and has previously served on several public, private and charitable boards including a number of resource companies.
Ross G. Clarkson, P. Geol., ICD.D
Mr. Clarkson was appointed President and Chief Executive Officer of the Company on December 4, 1996 and has served as a director of the Company since October 1995. He was formerly employed as a senior geological advisor with Petro-Canada; as Resident Manager of Petro-Canada (Yemen) Inc.; as Senior Project Geologist with Canadian Occidental Petroleum Ltd., now Nexen Inc., in Yemen; and as supervisor of international exploration/geologist with Ranger Oil Limited, giving him over 30 years of domestic and international oil and gas exploration experience. His international familiarity extends to numerous countries on all continents. Ross Clarkson may be considered to be a "promoter" of the Company as defined under securities laws in that he took the initiative in substantially reorganizing the Company in 1997 and 1998.
Lloyd W. Herrick, P.Eng., ICD.D
Mr. Herrick was appointed Vice President, Chief Operating Officer and director of the Company in April 1999. Prior to joining TransGlobe in April 1999 Mr. Herrick was President, Chief Executive Officer and member of the board of Moiibus Resource Corporation, which was acquired by TransGlobe in April 1999. Mr. Herrick is a professional engineer with more than 30 years of oil and gas experience. Prior to Moiibus, Mr. Herrick was with Ranger Oil Limited, serving in a variety of technical and management/executive positions including Vice President, Canadian Production from 1993 onward. Prior thereto, he was a petroleum engineer with Rupertsland Resources Ltd. and a production evaluations engineer with Hudson's Bay Oil & Gas Ltd. (1975 to 1981).
Geoffrey C. Chase, P.Eng., ICD.D
Mr. Chase joined TransGlobe's board of directors in August 2000. He brings over 35 years of oil and gas operations experience to the Company. Prior to taking early retirement, Mr. Chase worked for Ranger Oil Limited for 28 years in numerous positions, overseeing both domestic and international operations. In his most recent position with Ranger Oil Limited, he was Senior Vice President, Business Development, responsible for identifying, assessing and negotiating international petroleum development opportunities. In addition to his duties at Ranger, Mr. Chase also served on the board of Direct Energy Marketing Ltd., a private gas marketing company, and was Chairman of its board from 1990 to 1994.
Fred J. Dyment, CA
Mr. Dyment joined TransGlobe's board of directors in February 2004. Mr. Dyment is a Chartered Accountant with 38 years of experience in the oil and gas industry. He previously served as President and Chief Executive Officer of Maxx Petroleum Company (2000-2001). From 1978-2000 he worked for Ranger Oil Limited holding positions of increasing responsibility as Controller, Vice President Finance, President and Chief Executive Officer. Mr. Dyment also holds board positions with several private and public corporations.
Gary S. Guidry, P.Eng.
Mr. Guidry joined TransGlobe's board of directors in October 2009. Mr. Guidry is a professional engineer, holding a Bachelor of Science in Petroleum Engineering from Texas A & M University, and has over 30 years of experience in the international oil and gas industry. He is currently President, CEO and a director of Griffiths Energy International Inc. Mr. Guidry was the President and Chief Executive Officer of Orion Oil & Gas Corporation from October 2009 until June 2011 and was the President and Chief Executive Officer of Tanganyika Oil Company Ltd. from April 2005 to June 2009.  Previously, Mr. Guidry held various senior level positions including President and Chief Executive Officer of Calpine Natural Gas Trust, President Alberta Energy Company (now EnCana) International and a variety of senior management positions with Nexen Inc. and Occidental Petroleum Ltd. and Chairman of Pearl (now BlackPearl) Exploration and Production Ltd. He is currently a director of several companies including Africa Oil Corp. and ShaMaran Energy Corp.
Erwin L. Noyes
Mr. Noyes was initially engaged by the Company as a consultant to assess its Yemen concessions and to assist with related negotiations. He has served as a director since October 1995. Mr. Noyes was acting President November 8, 1996 to December 4, 1996, Vice President, Operations of the Company (on a part-time basis) from November 8, 1996 to April 26, 1999 and Vice President, International Operations from April 26, 1999 to his retirement on July 31, 2000. Mr. Noyes brings to the Company over 40 years of oil and gas exploration and production experience in both domestic and international operations; including as General Manager in the Republic of Yemen for Canadian Occidental Petroleum Ltd., now Nexen Inc., during which time he managed that company's oil exploration program and with several Canadian Occidental affiliates, as Production Manager in Calgary and as Gas Operations Manager for Canada Cities Service, responsible for all gas production/processing, pipeline and facilities construction.
 Cease-Trade Orders, Bankruptcies, Penalties or Sanctions
No proposed director of the Company has as at the date of this Information Circular or within the last ten years prior to the date of this Information Circular, been a director, chief executive officer or chief financial officer of any company (including the Company) that, while such person was acting in that capacity: (i) was the subject of a cease-trade or similar order or an order that denied the company access to any exemption under securities legislation for a period of more than 30 consecutive days; or (ii) was subject to an event that resulted, after the director, chief executive officer or chief financial officer ceased to be a director, chief executive officer or chief financial officer, in the company being the subject of a cease-trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or (iii) while that person was acting in the capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver-manager or trustee appointed to hold its assets.

No proposed director of the Company has, within the 10 years before the date of this document, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver-manager or trustee appointed to hold its assets.
In addition, no proposed director has been subject to: (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.
Approval of Unallocated Stock Options
Section 613(a) of the Toronto Stock Exchange ("TSX") Company Manual provides that every three (3) years after the institution of a security based compensation arrangement all unallocated rights, options or other entitlements under such arrangement which does not have a fixed maximum number of securities issuable must be approved by a majority of the issuer's directors and by the issuer's security holders.
As the Company's current stock option plan (the "Option Plan") is considered to be a security based compensation arrangement and the Option Plan provides that the maximum number of Common Shares reserved for issuance from time to time pursuant to outstanding stock options ("Options") is not a fixed number and instead shall not exceed a number of Common Shares equal to 10% of the issued and outstanding Common Shares from time to time (less the number of Common Shares issuable pursuant to all other security based compensation arrangements), approval will be sought at the Meeting to approve the grant of unallocated Options under the Option Plan. When Options have been granted pursuant to the Option Plan, Common Shares that are reserved for issuance under outstanding Options are referred to as allocated Common Shares. The Company has additional Common Shares that may be reserved for issuance pursuant to future grants of Options under the Option Plan, but as they are not subject to current Option grants, they are referred to as unallocated Options.
If approval is obtained at the Meeting, the Company will not be required to seek further approval for unallocated Options under the Option Plan until May 8, 2016. If approval is not obtained at the Meeting, Options which have not been allocated as of May 8, 2013 and Common Shares which are reserved for issuance pursuant to Options which are outstanding as of May 8, 2013 and which are subsequently cancelled, terminated or exercised will not be available for a new grant of Options under the Option Plan. Previously allocated Options will continue to be unaffected by the approval or disapproval of the resolution.
Accordingly, at the Meeting, the following ordinary resolution will be presented:
"BE IT RESOLVED, as an ordinary resolution of the Shareholders of the Company, that:

1.
the Option Plan, as described under the heading "Statement of Executive Compensation - Incentive Plans - Stock Option Plan" in the Information Circular relating to this Meeting is hereby ratified, confirmed and approved;

2.	all unallocated Options under the Option Plan are approved and authorized until May 8, 2016;

3.
any one officer or director of the Company be and is hereby authorized to execute and deliver all such agreements and documents, whether under the corporate seal or otherwise, and to take all action, as such officer or director shall deem necessary or appropriate to give effect to the foregoing resolutions; and

4.
notwithstanding that this resolution has been duly passed by the shareholders of the Company, the directors of the Company are hereby authorized and empowered to revoke this resolution, without any further approval of the shareholders of the Company, at any time if such revocation is considered necessary or desirable by the directors."

It is the intention of the management to vote proxies "FOR" approval of the ordinary resolution above, unless otherwise directed.
Appointment of Auditors
Unless otherwise directed, it is management's intention to vote the proxies in favour of an ordinary resolution to appoint the firm of Deloitte LLP, Chartered Accountants, to serve as auditors of the Company until the next annual meeting of Shareholders and to authorize the directors to fix their remuneration as such. Deloitte LLP have served as independent auditors for the Company since October 15, 1999.
The Audit Committee reviews the annual audit fees and considers the issue of auditor independence in the context of all services provided to the Company.
Certain information regarding the Company's Audit Committee, including the fees paid to the Company's auditors in the last fiscal year, that is required to be disclosed in accordance with National Instrument 52-110 of the Canadian Securities Administrators is contained in the Company's annual information form for the year ended December 31, 2012, an electronic copy of which is available on the internet on the Company's SEDAR profile at www.sedar.com.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON
Management of TransGlobe is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director or nominee for director, executive officer, or anyone who has held office as such since the commencement of the last completed fiscal year of the Company, or of any associate or affiliate of any of the foregoing individuals, in any matter to be acted on at the Meeting, other than the election of directors or the appointment of auditors.

STATEMENT OF EXECUTIVE COMPENSATION
Compensation Governance
Role and Composition of the Compensation Committee
TransGlobe's executive compensation program is administered by the compensation committee (the "Compensation Committee") of the board of directors. The Compensation Committee's mandate includes reviewing and making recommendations to the board in respect of compensation matters relating to the Company's executive officers and directors, including the "named executive officers" which are identified in the "Summary Compensation Table" below.
During the year ended December 31, 2012, the Compensation Committee was comprised of Messrs. Gary S. Guidry, Erwin L. Noyes and Fred J. Dyment. All these directors are "independent" for the purposes of National Instrument 58-201 - Corporate Governance Guidelines. Each of these directors has significant experience in board and senior management roles of domestic and international oil and gas exploration companies where they were responsible for designing, implementing and monitoring the effectiveness of executive compensation policies and practices of those companies. The skills and experience that enable the members of the Compensation Committee to make decisions on the suitability of the Company’s compensation policies and practices and the independence of each member is summarized in the table below:

Compensation
Committee Member	Independent	Skills and Experience Relevant to Compensation Committee

Gary S. Guidry	Yes
Mr. Guidry brings over 30 years of experience in the oil and gas industry to TransGlobe. He is President and CEO of Griffiths Energy International Inc. Prior thereto, he was the President and CEO of Orion Oil and Gas Corporation, which focuses on international development projects. Prior to this appointment, Mr. Guidry served as CEO of Tanganyika Oil Company Ltd; as President and CEO of Calpine Natural Gas Trust; Senior Vice President and subsequently President of Alberta Energy Company International, an entity now part of EnCana Corporation; and President and General Manager of Canadian Occidental Petroleum’s (now Nexen Inc.) Nigerian operations. He has directed E&P operations in Yemen, Syria and Egypt and has worked for oil and gas companies in the U.S., Venezuela, Argentina and Oman. Mr. Guidry is a petroleum engineer and a member of APEGGA. Mr. Guidry currently sits on Compensation Committees of other publicly traded companies.

Erwin L. Noyes	Yes
Mr. Noyes was initially engaged by the Company as a consultant to assess its Yemen concessions and to assist with related negotiations. Mr. Noyes was acting President November 8, 1996 to December 4, 1996, Vice President, Operations of the Company (on a part-time basis) from November 8, 1996 to April 26, 1999 and Vice President, International Operations from April 26, 1999 to his retirement on July 31, 2000. Mr. Noyes brings to the Company over 30 years of oil and gas exploration and production experience in both domestic and international operations; including as General Manager in the Republic of Yemen for Canadian Occidental Petroleum Ltd., now Nexen Inc., during which time he managed that company's oil exploration program and with several Canadian Occidental affiliates, as Production Manager in Calgary and as Gas Operations Manager for Canada Cities Service, responsible for all gas production/processing, pipeline and facilities construction.

Fred J. Dyment	Yes
Mr. Dyment brings a wealth of industry experience and contacts to the Company's board. Mr. Dyment is a Chartered Accountant with 38 years of experience in the oil and gas industry. He previously served as President and Chief Executive Officer of Maxx Petroleum Company (2000-2001). From 1978-2000 he worked for Ranger Oil Limited holding positions of increasing responsibility as Controller, Vice President Finance, President and Chief Executive Officer. Mr. Dyment also holds board positions and sits on the Compensation Committee of several private and public corporations.

Mandate of the Compensation Committee
The purpose of the Compensation Committee is to review and make recommendations to the board in respect of compensation matters relating to the Company's executive officers and directors, including the "named executive officers".
Subject to the powers and duties of the board, the Compensation Committee is required under its charter to perform the following duties:

•	review and recommend corporate goals and objectives relevant to the incentive compensation of the Company's executive officers and employees;

•	determine the salary and benefits of the executive officers, subject to the terms of existing contractual arrangements;

•	review terms of new executive officer contracts, amendments or renewal of existing executive officer contracts and make recommendations for approval of contracts to the board of directors;

•	review the compensation of the directors in light of time commitments, competitive fees, risks and responsibilities and make recommendations for approval of directors' fees to the board of directors;

•
based on recommendations of the Chief Executive Officer, determine the general compensation structure and policies and programs for the Company such that the Company is able to award, attract and hold key personnel;

•	oversee the Company's stock option plan and determine its use, from time to time, as a form of incentive compensation for service providers;

•	determine and recommend any other incentives/compensation plans from time to time;

•	review and make recommendations to the board of directors on issues that arise in relation to any employment contract in force from time to time;

•	review and approve severance arrangements for executive officers;

•	consider the risks associated with the Company's compensation policies; and

•	annually review the charter and propose amendments to be ratified by a simple majority of the board of directors.
The Compensation Committee, upon the approval of the board of directors, may engage independent services for the provision of appropriate industry compensation data and trends.
Compensation Discussion and Analysis
Introduction
TransGlobe's compensation program is based on a "pay-for-performance" philosophy which supports the Company's commitment to delivering continuous strong performance for its Shareholders. The Compensation Committee sets specific performance objectives that tie to the Company's annual strategic plan in assessing the performance of the executive officers. The Company's compensation policies are founded on the principle that compensation should be aligned with Shareholders' interests, while also recognizing that TransGlobe's corporate performance is dependent on retaining highly trained, experienced and committed directors, executive officers and employees who have the necessary skill sets, education, experience and personal qualities required to manage the Company's business. TransGlobe's program also recognizes that the various components of compensation must be sufficiently flexible to adapt to unexpected developments in the oil and gas industry and the impact of internal and market-related occurrences from time to time.
Executive Compensation Principles
The main objectives of TransGlobe's executive compensation program are to attract, recruit and retain individuals of high caliber to serve as officers of the Company, to motivate them in order to achieve the Company's strategic objectives, and to align the interests of executive officers with the long-term interests of the Company's Shareholders and enhancement in share value. In approaching these key objectives, the Compensation Committee recognizes that a "pay-for-performance" philosophy should be applied in compensation-related decisions and that such objectives are designed to promote the Company's continued growth in production, reserves, funds flow from operations and earnings on an absolute and per-share basis.
Executive officer compensation consists of three principal components: (a) base salary; (b) annual performance-ranked variable-rate compensation ("PRVR Compensation"); and (c) participation in long-term incentive compensation programs. The aggregate value of these principal components and related benefits is used as a basis for assessing the overall competitiveness of TransGlobe's executive compensation package with the industry peer group. TransGlobe does not have a retirement plan. Overall compensation is designed to recognize this deficiency as compared to other companies. Each element of TransGlobe's executive compensation program is described below.
The performance of the Company, the Chief Executive Officer and other executive officers is reviewed annually by the Compensation Committee to set executive compensation packages. The factors considered by the Compensation Committee in assessing the performance of the Company and its executive officers are: (a) production growth per share; (b) overall oil and natural gas reserves growth per share; (c) recycle ratio; (d) the annual change in operating costs per barrel of oil in the context of general inflation; (e) the annual change in general and administrative costs per barrel; (f) increase in funds flow from operations per share; (g) increase in total funds flow; and (h) increase in earnings per share. The performance of all of the above factors is ranked against the Company's internal targets. Total shareholder return ("TSR") is also ranked relative to the share price performance of the Company's industry peer group. TransGlobe tracks an industry peer group which consists of 16 international oil and gas development and exploration companies with daily production ranging between 1,000 and 50,000 barrels of oil equivalent.
Of the performance goals considered by the Compensation Committee in determining executive compensation packages, recycle ratio is a non-International Financial Reporting Standards ("IFRS") financial measure. Recycle ratio is defined as netback divided by finding, development and acquisition costs for proved plus probable reserves on a per barrel basis. Per barrel netback, for the purpose of calculating the recycle ratio, is defined as net sales less operating, exploration, general and administrative (excluding non-cash items), foreign exchange (gain) loss, interest and current income tax expense divided by total production volumes.
The companies that comprise TransGlobe's peer group currently include:

Afren PLC	Enquest Plc	Serica Energy plc
Antrim Energy Inc.	Gran Tierra Energy Inc.	Tethys Petroleum Limited
Bankers Petroleum Ltd.	Niko Resources Ltd.	TransAtlantic Petroleum Ltd.
Calvalley Petroleum Inc.	Pan Orient Energy Corp.	Winstar Resources Ltd.
Circle Oil PLC.	Parex Resources Inc.
Coastal Energy Company	Petrominerales Ltd.
These companies have been chosen as TransGlobe’s peer group as they are based in Canada, the United States of America or the United Kingdom, operate in foreign jurisdictions and have a similar production profile.
As part of its review of the Company's compensation program, the Compensation Committee's objective was to ensure that the compensation program provided executive officers of the Company with adequate incentives to achieve both short and long term objectives without motivating them to take inappropriate or excessive risk for short-term interests. In particular, the Compensation Committee risk oversight was accomplished in the following ways:

•	the Compensation Committee sets specific performance objectives that tie to the short and long term objectives of the Company established in the strategic plan approved by the board of directors;

•
a significant portion of executive compensation is at risk (not guaranteed) and is variable year over year based on overall corporate performance. For example, the PRVR Compensation element of the executive compensation program described below is designed to reward both corporate and individual performance against targets for the last completed financial year with corporate performance against targets weighted at 80% to 90% of the PRVR Compensation, reflecting the alignment of executive compensation to overall corporate performance;

•
the Company's long-term incentive plans are designed such that Options have a life of at least a five year period and therefore encourages sustainable share price appreciation and reduces the risk of actions which may have short term advantages;

•	the Company's compensation program for each of its executive officers is substantially similar to the overall compensation program for the other executives of the Company; and

•	the compensation expense for Named Executive Officers ("NEOs") is not a significant percentage of the Company's revenue.
The Compensation Committee did not identify any risks arising from the Company's compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.
Elements of TransGlobe's Executive Compensation Program
Base Salaries
The base salary component is intended to provide a fixed level of competitive pay that reflects each executive officer's primary duties and responsibilities. It also provides a base amount from which PRVR compensation is calculated. The Company intends to pay base salaries to its executive officers, including the Chief Executive Officer, that are competitive with those of comparable companies in the oil and gas industry. The Compensation Committee determines the base salaries of the Company's officers based on an annual industry compensation survey by an in-house survey of the public information available from the peer group companies. TransGlobe's officers' 2012 pay levels were set following a review of an in-house survey of public information available from the peer group companies. Factors considered in determining which companies to include in the peer company list are total revenue, total assets, free cash flow, total level of capital expenditures, number of employees and production levels.
Annual Performance-Ranked Variable-Rate Compensation
The Compensation Committee reviews the Company's overall performance relative to the internal growth targets and the share price performance of TransGlobe relative to peer companies in order to determine whether an annual PRVR Compensation is warranted. The PRVR Compensation element of the executive compensation program is designed to reward both corporate and individual performance against targets for the last completed financial year. Corporate performance against targets is weighted at 80% to 90% of the PRVR Compensation, reflecting the alignment of executive compensation to overall corporate performance. The amount of PRVR Compensation paid is set pursuant to a formula that compares annual corporate performance in respect of the Company's targets on a variety of operational and financial factors and the Company's share price performance relative to its peer group. Each of the corporate performance measures and each individual's job performance results in a weighted multiplication factor which is applied to a pre-determined percentage of the executive's annual salary. The resulting amount represents the PRVR Compensation for the individual for that year.
Minimum growth rates must be achieved before any PRVR Compensation can be calculated. If the Company achieves less than 5% growth over the prior year in funds flow from operations, production per share or reserves per share, those factors will rank at zero for that year. Conversely, PRVR Compensation is capped at the maximum award if production per share, reserves per share or funds flow from operations growth exceeds 25% year-over-year. Three key corporate measures are applied to determining the executive officers' annual PRVR Compensation:

1.
Financial results (35% maximum weighting): the 2012 target was a 15% increase in funds flow per share, a 15% increase in total funds flow and a 15% increase in earnings per share. A weighting of 23% was used for the 2012 financial results portion of corporate performance.

2.
Operational effectiveness (50% maximum weighting): the 2012 targets were a 15% increase in reserves and in production rates per share, a recycle ratio of 1.5 or higher and operating costs per barrel ("Bbl") and general and administrative cost per Bbl not to exceed the change in the Consumer Price Index. The overall weighting for 2012 operational effectiveness was 32%.

3.
Total shareholder return ("TSR") (15% maximum weighting): a comparison with the share price performance of 16 peer companies, all of which are international oil and gas development and exploration companies with between 1,000 and 50,000 barrels of oil equivalent per day of production was carried out. TransGlobe's TSR needs to have a positive increase year over year and exceed the average of the peer group by 100% in order to receive the maximum 15% inclusion in the calculation of PRVR Compensation. Based on the peer analysis performed, the weighting for 2012 TSR was 11%.

The total corporate performance multiplier for 2012, as calculated from the three key measures above, was 66%. This percentage was then applied to the potential PRVR Compensation for each executive for the corporate portion of performance measurement. A personal component was also assessed. The net result for 2012 is disclosed below in the Summary Compensation Table.
The same principles were applied to the senior level staff and other employees, although with a greater emphasis on the assessment of the personal component. In this way the achievement of corporate performance becomes part of the overall corporate culture within TransGlobe.
The key corporate measures, the associated targets and the relative weighting of the key corporate measures are reviewed annually by the Compensation Committee and adjusted (if deemed appropriate) to ensure alignment with the corporate strategic plan.
Long-Term Incentive Compensation – Stock Options
Individual Options are granted under the Company's Option Plan to directors, officers, employees, contractors and other service providers and are intended to align executive, employee, contractor, service provider and shareholder interests by creating a direct link between compensation and shareholder return. Options are awarded at initial employment and at the discretion of the Compensation Committee based on each individual's position and level of responsibility. Participation in the Option Plan rewards long-term TSR, as measured through the price of the Company's Common Shares. In addition, the Option Plan enables executives to develop and maintain a significant ownership position in the Company. See "Incentive Plans – Stock Option Plan".

Other Information Concerning Executive Compensation
TransGlobe does not have any written policies which prohibit an executive officer or director from purchasing financial instruments, including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds, that are designed to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by the executive officer or director.
Summary
The Company's compensation policies have allowed the Company to attract and retain a team of motivated professionals and support staff working towards the common goal of enhancing shareholder value. The Compensation Committee and the board of TransGlobe will continue to review compensation policies to ensure that they are competitive within the oil and natural gas industry and consistent with the performance of the Company.
Performance Graph
The following graph illustrates TransGlobe's five-year cumulative shareholder return, as measured by the closing price of the Common Shares at the end of each financial year, assuming an initial investment of C$100 on December 31, 2007, compared with the S&P/TSX Composite Index and the S&P TSX Capped Energy Index, assuming the reinvestment of dividends where applicable.

	Year ended
	2007	2008	2009	2010	2011	2012
TransGlobe Energy Corporation	100	58	70	315	160	185
S&P/TSX Composite Index	100	65	85	97	86	90
S&P/TSX Capped Energy Index	100	62	85	92	77	71
TransGlobe is a rapidly growing junior international oil and gas development and exploration company that over the five years depicted in the charts above has increased its daily production from 5,651 Boepd to 17,496 Bbls/d. Executive compensation, including annual PRVR Compensation, increased commensurate with the growth of the Company over this period, with production and reserves growth being key factors in the calculation of such, as outlined above. The comparison of TransGlobe's share price performance from 2007 to 2012 with the broad indices is not indicative of the Company's overall growth. TransGlobe reviews share price performance against 16 peer companies, all of which are international oil and gas exploration and development companies with oil and gas production. TransGlobe's share price outperformed the average of its peer companies' share price during 2012. TransGlobe's long-term incentive compensation (stock option plan) is directly correlated with shareholder return.
Summary Compensation Table
The following table sets forth, for the years ended December 31, 2012, 2011 and 2010, information concerning the compensation paid to TransGlobe's Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO"), Chief Operating Officer ("COO"), Vice President Business Development, Vice President Engineering and Vice President Exploration (the only executive officers of the Company) (each a NEO and collectively, the NEOs).

Name and principal position	Year	Salary (C$)(5)	Option- based awards (1) (C$) (5)	Non-equity incentive plan compensation (C$)		All other compensation(3)	Total compensation (C$)(5)
				Annual Incentive Plans (2) (C$)(5)	Long-term incentive plans
Ross Clarkson, President and Chief Executive Officer	2012 2011 2010	370,000 322,000 312,283	541,674 580,414 422,259	347,000 304,000 400,000	n/a n/a n/a	n/a n/a n/a	1,258,674 1,206,414 1,134,542
Randy Neely, (8) Vice-President, Finance, Chief Financial Officer and Secretary	2012	180,000	492,431	143,000	n/a	n/a	815,431
David Ferguson, (7) retired Vice-President, Finance, Chief Financial Officer and Secretary	2012 2011 2010	92,667 242,000 227,115	nil 288,025 215,438	nil 165,000 200,000	n/a n/a n/a	n/a n/a n/a	92,667 695,025 642,553
Lloyd Herrick, Vice-President and Chief Operating Officer	2012 2011 2010	323,000 281,000 272,538	406,256 405,853 292,995	283,000 238,000 310,000	n/a n/a n/a	n/a n/a n/a	1,012,256 924,853 875,533
Albert Gress, (6) Vice President Business Development	2012 2011 2010	265,000 250,276 240,997	258,423 281,961 126,270	180,000 157,000 176,113	n/a n/a	n/a n/a	703,423 689,237 543,380
Rob Pankiw, (9) Vice-President Engineering	2012 2011 2010	238,858 221,244 204,000	233,905 157,104 103,788	164,000 124,000 138,000	n/a	n/a	636,763 502,348 445,788
Brett Norris, (10) Vice-President Exploration	2012 2011 2010	238,858 221,244 214,800	233,905 157,104 103,788	164,000 124,000 139,000	n/a	n/a	636,763 502,348 457,588
Notes:

(1)
Reflects Options issued under the Option Plan. Based on the grant date fair value of the applicable awards. The fair value of the stock options granted is estimated on the date of grant using the lattice-based trinomial option pricing model. The weighted average fair value of the options granted during the year is C$4.10, based on the following assumptions: risk-free interest rate of 1.35%, five year expected life, expected volatility of 53.92%, dividend per share of nil and early exercise factors year one through five of 0%/10%/20%/30%/40%, respectively.

(2)	Reflects the cash amounts awarded to the NEO under the Company's annual PRVR Compensation in respect of the year ended December 31, 2012 but made payable in 2013.

(3)
The value of perquisites received by each of the NEOs, including property or other personal benefits provided to the NEOs that are not generally available to all employees, were not in the aggregate greater than C$50,000 or 10% of the NEO's total salary for the financial year.

(4)	There were no share-based awards or Pension contributions made to any of the NEOs in 2010, 2011 or 2012.

(5)	All compensation amounts are paid or awarded in Canadian dollars, except as noted in (6).

(6)
Mr. Gress was appointed Vice-President, Business Development of the Company on March 13, 2011. Prior thereto Mr. Gress was Country Manager in Egypt for the Company. Compensation amounts paid to Mr. Gress were paid in U.S. dollars as Country Manager in Egypt and have been disclosed in the table above in C$. The amounts paid prior to March 13, 2011 were converted to C$ using the average rate for the year in which the income was earned. Mr. Gress’s option exercise price was awarded in US$. Option-based awards were converted to C$ at the average exchange rate for the year in which the income was earned.

(7)
Mr. Ferguson retired from the position of Vice President, Finance, Chief Operating Officer and Corporate Secretary on May 8, 2012. He continued to work for the Company until August 30, 2012 when he retired. Total salary earned by Mr. Ferguson in 2012 was C$208,852.

(8)	Mr. Neely was appointed Vice-President, Finance and Chief Financial Officer and Corporate Secretary on May 8, 2012.

(9)	Mr. Pankiw was appointed Vice-President, Engineering on April 9, 2012. Prior thereto, Mr. Pankiw was Manager of Engineering.

(10)	Mr. Norris was appointed Vice-President, Exploration on April 9, 2012. Prior thereto, Mr. Norris was Manager of Exploitation.

Incentive Plans
Stock Option Plan
The Company has an Option Plan which permits the granting of Options to purchase Common Shares to directors, officers, employees, consultants and other service providers ("Optionees") of the Company and its subsidiaries. The Option Plan is intended to afford persons who provide services to TransGlobe an opportunity to obtain an interest in TransGlobe by permitting them to purchase Common Shares and to aid in attracting as well as retaining and encouraging the continued involvement of such persons with TransGlobe. The Option Plan is administered by the board of directors of the Company.
The Option Plan currently limits the number of Common Shares that may be issued on exercise of Options to a number not exceeding 10% of the number of Common Shares which are outstanding from time to time. Options cancelled, terminated or expired prior to exercise of all or a portion thereof shall result in the Common Shares that were reserved for issuance thereunder being available for a subsequent grant of Options pursuant to the Option Plan. As the Option Plan is a "rolling" plan, the issuance of additional Common Shares by the Company or the exercise of Options will also give rise to additional availability under the Option Plan.
The number of Common Shares issuable pursuant to Options granted under the Option Plan or any other security-based compensation arrangements of TransGlobe: (i) to any one Optionee may not exceed 5% of the outstanding Common Shares; (ii) issuable to insiders at any time shall not exceed 10% of the issued and outstanding Common Shares; (iii) issued to insiders within any one-year period may not exceed 10% of the outstanding Common Shares; and (iv) to consultants may not exceed 2% of the outstanding Common Shares and to any one single consultant within any one year period may not exceed 1% of the outstanding common shares. In addition, the number of Common Shares issuable at any time pursuant to Options to directors of TransGlobe that are not officers or employees of TransGlobe shall be limited to 2% of the issued and outstanding Common Shares.
Options granted pursuant to the Option Plan have a term not exceeding ten years and vest in such manner as determined by the board of directors. In the absence of any specific determination to the contrary by the Compensation Committee, Options will vest and be exercisable as to 1/3 on each of the first, second and third anniversaries of the date of grant, subject to acceleration of vesting in the discretion of the Compensation Committee.
Options are not assignable or transferable by the Optionee, except for a limited right of assignment to allow the exercise of Options by an Optionee's legal representative in the event of death or incapacity, subject to the terms upon which the Option is granted.
The exercise price of the Options granted pursuant to the Option Plan is determined by the Compensation Committee at the time of grant, provided that the exercise price shall not be less than the five-day weighted average trading price of the Common Shares on the Toronto Stock Exchange (the "TSX") (or such stock exchange on which the Common Shares may be listed) immediately preceding the date of grant.
In the event that an Optionee ceases to be a director, officer, employee of or service provider to TransGlobe or a subsidiary of TransGlobe for any reason, including without limitation, resignation, dismissal or otherwise but excluding death and in the case of retirement, directors, the Optionee may, prior to the expiry date of the Options and within 30 days from the date of ceasing to be a director, officer, employee or service provider, exercise any Options which are vested within such period, after which time any outstanding Options shall terminate. In the event of death of the Optionee, the Optionee's legal representative may, within six (6) months from the Optionee's death and prior to the expiry date, exercise the Options which are vested within such period, after which time any remaining Options shall terminate. In the event of retirement of a director pursuant to the Company's retirement policy, all Options held by the retiring director will become vested and exercisable, to the extent not already vested and exercisable, immediately prior to retirement, and they will continue to be exercisable until their original expiration date. The Company's retirement policy for directors is that if a director either resigns or agrees not to be re‑nominated by management for election at the next annual general meeting, then so long as the director has served as director of the Company for at least two years, then such director's Options shall not terminate thirty days following the time such director ceases to be a director but, rather, shall continue until the earlier of the expiration date of the Option and one year following the time such director ceases to be a director.
The Option Plan also provides that Optionees have the right to request (the "Request") that the Company purchase each of their vested Options for a price equal to the difference, if positive, between the market price of the Common Shares on the day prior to the date of notice of exercise of the Request and the exercise price of the Option. The Company has the discretion not to accept any exercise of the Request. In addition, each Optionee that exercises the Request may purchase Common Shares with the proceeds of the exercise of the Request at the market price of the Common Shares.
The Option Plan also provides that in the event an Unsolicited Offer (as defined below) is made for the Common Shares, all unexercised and unvested outstanding Options granted under the Option Plan shall vest and become immediately exercisable in respect of any and all Common Shares for which the holder of Options has not exercised the Options. An "Unsolicited Offer" is defined in the Option Plan as an Offer (as defined below) in respect of which neither the board of directors of the Company nor management of the Company solicited, sought out, or otherwise arranged for the offeror party to make such Offer. An "Offer" means an offer made generally to the holders of Common Shares in one or more jurisdictions to acquire, directly or indirectly, the Common Shares and which is in the nature of a "takeover bid" as defined in the Securities Act (Alberta) and, where the Common Shares are listed and posted for trading on a stock exchange, not exempt from the formal bid requirements of the Securities Act (Alberta). Any Option remaining unexercised following the earlier of the withdrawal of such Unsolicited Offer and the expiry of such Unsolicited Offer in accordance with its terms again becomes subject to the original terms of the agreement relating to the grant of Options as if the Unsolicited Offer had not been made.
The Option Plan further provides for certain anti-dilution provisions which provide that in the event of: (a) any change in the Common Shares of the Company through subdivision, consolidation, reclassification, amalgamation, merger or otherwise; or (b) any stock dividend to holders of Common Shares of the Company (other than such stock dividends issued at the option of shareholders of the Company in lieu of substantially equivalent cash dividends); or (c) that any rights are granted to holders of Common Shares to purchase Common Shares at prices substantially below fair market value; or (d) that as a result of any recapitalization, merger, consolidation or otherwise the Common Shares are converted into or exchangeable for any other shares; then in any such case the board of directors of the Company may make such adjustment in the Option Plan and in the Options granted under the Option Plan as the Board of Directors of the Company may in its sole discretion deem appropriate to prevent substantial dilution or enlargement of the rights granted to, or available for, holders of Options, and such adjustments may be included in the Options.

Without the prior approval of the Shareholders of TransGlobe, the board of directors may not: (i) make any amendment to the Option Plan to increase the percentage of Common Shares issuable on exercise of outstanding Options at any time, (ii) reduce the exercise price of any outstanding Options, (iii) extend the term of any outstanding Options beyond the original expiry date of such Option (except in accordance with an extension to include a blackout period), (iv) make any amendment to increase the maximum limit on the number of securities that may be issued to Insiders (as such term is defined in the Option Plan), (v) make any amendment to increase the maximum number of Common Shares issuable on exercise of Options to directors who are not officers or employees of the Company, (vi) make any amendment to the Option Plan that would permit an Optionee to transfer or assign Options to a new beneficial Optionee other than in the case of death of the Optionee, or (vii) amend the restrictions on amendments that are provided in the Option Plan. Subject to restrictions set out above, the board of directors may amend or discontinue the Option Plan and Options granted thereunder at any time, reduce the percentage number of Common Shares which may be issued under the Option Plan, reduce the exercise price of any outstanding Options not held by Insiders, alter the vesting provisions relating to Options, or alter the surrender rights set out in the Option Plan, without shareholder approval, provided that any amendment to the Option Plan that requires approval of any stock exchange on which the Common Shares are listed for trading may not be made without approval of such stock exchange. In addition, no amendment to the Option Plan or Options granted pursuant to the Option Plan may be made without the consent of the Optionee if it adversely alters or impairs any Option previously granted to such Optionee.
The policies of the TSX require that the unallocated Options under the Option Plan be approved every three years by the Shareholders of TransGlobe. The unallocated Options under the Option Plan were last approved by the Shareholders at the Company's annual and special meeting held on May 11, 2010.
As at March 25, 2013 the Company had 7,070,001 Options outstanding and 317,163 Options available for issuance under the Option Plan.
Annual Performance-Ranked Variable-Rate Compensation
The Company has established an annual performance-ranked variable-rate compensation plan for its executive officers and employees based and dependent upon, among other things, the performance of both the Company and the individual for the applicable period. The amount of any variable-rate compensation awarded is set in relation to a formula that contains factors related both to the Company's and the individual's performance (see " Elements of TransGlobe's Executive Compensation Program - Annual Performance-Ranked Variable-Rate Compensation").
Incentive Plan Awards
Outstanding Option-Based Awards and Share-Based Awards
The Company did not have any share-based awards outstanding at the end of the most recently completed financial year. No share-based awards were granted to any NEO in 2012.
Options are normally recommended by the Company's management, reviewed by the Compensation Committee upon the commencement of employment with the Company based on the level of responsibility within the Company, and if approved by the Compensation Committee, recommended for approval by the board of directors.
Additional grants may be made periodically, generally on an annual basis, to ensure that the number of Options granted to any particular individual is commensurate with the individual's level of ongoing responsibility within the Company. In considering additional Option grants, the number of Options granted is based on certain factors considered by the Compensation Committee, including base salary, responsibility in the organization, the value of the Options and previous Option grants.
The following table sets forth, for each NEO, all option-based awards outstanding at the end of the year ended December 31, 2012.

Option-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price (C$)	Option expiration date	Value of unexercised in-the-money options(1) (C$)
Ross Clarkson
	136,000	4.93	5/13/2013	598,400
	228,800	2.78	11/13/2013	1,498,640
	120,000	3.40	8/21/2014	711,600
	147,000	7.36	5/14/2015	289,590
	133,000	13.02	5/17/2016	—
	132,000	11.65	5/14/2017	—
Randy Neely
	120,000	11.65	5/14/2017	—
Lloyd Herrick
	120,000	4.93	5/13/2013	528,000
	195,000	2.78	11/13/2013	1,277,250
	100,000	3.40	8/21/2014	593,000
	102,000	7.36	5/14/2015	200,940
	93,000	13.02	5/17/2016	—
	99,000	11.65	5/14/2017	—
Albert Gress(2)
	16,000	4.88	5/13/2013	71,314
	33,400	2.28	11/13/2013	235,931
	51,000	7.12	5/14/2015	113,150
	63,000	13.43	5/17/2016	—
	63,000	11.59	5/14/2017	—
Robert Pankiw
	27,400	2.78	11/13/2013	179,470
	42,000	7.36	5/14/2015	82,740
	36,000	13.02	5/17/2016	—
	57,000	11.65	5/14/2017	—
Brett Norris
	20,000	4.93	5/13/2013	88,000
	23,000	2.78	11/13/2013	150,650
	42,000	7.36	5/14/2015	82,740
	36,000	13.02	5/17/2016	—
	57,000	11.65	5/14/2017	—
Notes:

(1)	Calculated based on the difference between the market price of the Common Shares at December 31, 2012 and the exercise price of the Options.

(2)	Mr. Gress’s Option exercise price was awarded in US$ and converted to C$ at the December 31, 2012 rate of 0.9949.
Incentive Plan Awards – Value Vested or Earned During the Year
The following table sets forth for each NEO, the value of option-based awards which vested during the year ended December 31, 2012 and the value of non-equity incentive plan compensation earned during the year ended December 31, 2012. The Company does not have any share-based awards.

Name	Option-based awards – Value vested during the year(1) (C$)	Non-equity incentive plan compensation – Value earned during the year (C$)(2)
Ross Clarkson	484,120	347,000
Randy Neely	—	143,000
David Ferguson	317,500	—
Lloyd Herrick	376,918	283,000
Albert Gress(4)	68,653	180,000
Robert Pankiw	54,320	164,000
Brett Norris	54,320	164,000
Notes:

(1)
Aggregate dollar value of the Common Shares that would have been realized if the Options had been exercised on the vesting date and calculated based on the difference between the market price of the Common Shares underlying the Option on the vesting date and the exercise price of the Options.

(2)	Reflects the annual performance-ranked variable-rate compensation earned by the NEO in respect of the last completed financial year.

(3)	There were no Share-based awards made to any NEO in 2012.

(4)	Mr. Gress’s option exercise price was awarded in US$ and converted to C$ at the rate of C$0.9996 per each $US.
Pension Plan Benefits
The Company does not have a pension plan or similar benefit program.
Termination and Change of Control Benefits
Mr. Ross Clarkson was appointed President and Chief Executive Officer of the Company on December 4, 1996, which appointment will continue unless terminated as provided in his employment contract. Pursuant to Mr. Clarkson's employment contract effective February 14, 2008 and subsequent amendments approved by the Compensation Committee, in return for a full-time commitment to the Company, he receives a monthly salary of C$32,067 effective January 1, 2013. Mr. Clarkson is entitled to annual performance-based variable-rate compensation in such amount as may be determined by the Compensation Committee.
Mr. Lloyd Herrick was appointed Vice-President and Chief Operating Officer of the Company on April 28, 1999, which appointment will continue unless terminated as provided in his employment contract. Pursuant to Mr. Herrick's employment contract effective February 14, 2008 and subsequent amendments approved by the Compensation Committee, in return for a full-time commitment to the Company, he receives a monthly salary of C$27,993 effective January 1, 2013. Mr. Herrick is entitled to annual performance-based variable-rate compensation in such amount as may be determined by the Compensation Committee.
Mr. Randy Neely was appointed Vice-President, Finance, Chief Financial Officer and Secretary of the Company on May 8, 2012, which appointment will continue unless terminated as provided in his employment contract. Pursuant to Mr. Neely's employment contract effective May 8, 2012 and subsequent amendments approved by the Compensation Committee, in return for a full-time commitment to the Company, he received a monthly salary of C$23,400 effective January 1, 2013. Mr. Neely is entitled to annual performance-based variable-rate compensation in such amount as may be determined by the Compensation Committee.
Mr. Albert Gress was appointed Vice-President, Business Development of the Company, which appointment will continue unless terminated as provided in his employment contract. Pursuant to Mr. Gress’s employment contract effective March 13, 2011 and subsequent amendments approved by the Compensation Committee, in return for a full-time commitment to the Company, he received a monthly salary of C$22,967 effective January 1, 2013. Mr. Gress is entitled to annual performance-based variable-rate compensation in such amount as may be determined by the Compensation Committee.
Mr. David Ferguson was appointed Vice-President, Finance, Chief Financial Officer and Secretary of the Company on June 1, 2001, which appointment continued until he retired from that position on May 8, 2013. Mr. Ferguson was not entitled to an annual performance-based variable-rate compensation in 2012 as he retired from the Company on August 31, 2012.
Mr. Robert Pankiw was appointed Vice-President, Engineering of the Company, which appointment will continue unless terminated as provided in his employment contract. Pursuant to Mr. Pankiw's employment contract effective April 9, 2012 and subsequent amendments approved by the Compensation Committee, in return for a full-time commitment to the Company, he received a monthly salary of C$20,973 effective April 9, 2012. Mr. Pankiw is entitled to annual performance-based variable-rate compensation in such amount as may be determined by the Compensation Committee.
Mr. Brett Norris was appointed Vice-President, Exploration of the Company, which appointment will continue unless terminated as provided in his employment contract. Pursuant to Mr. Norris's employment contract effective April 9, 2012 and subsequent amendments approved by the Compensation Committee, in return for a full-time commitment to the Company, he received a monthly salary of C$20,973 effective April 9, 2012. Mr. Norris is entitled to annual performance-based variable-rate compensation in such amount as may be determined by the Compensation Committee.

Each of the employment contracts may be terminated by the executive officer on 60 days' written notice. In addition, if there is a change of control (as defined in the contract) of the Company, Messrs. Clarkson, Herrick, Neely, Gress, Pankiw and Norris may, within 90 days after that event, elect to terminate the contract and his employment, and the Company will pay to him a retirement allowance in an amount equal to 24 months of his then current salary (other than for Messrs. Gress, Pankiw and Norris, whose retirement allowance is an amount equal to 18 months of his then current salary), the sum total of the PRVR Compensation of the two financial years completed immediately preceding the termination date of employment and an amount of 10% of the above amount in lieu of benefits. If the executive officer should die during the term of the contract, the Company is required to pay his estate an amount equal to six months of his then current salary. The employment contracts also provide for the customary medical, dental and life insurance benefits and vacation entitlement.
In addition, in accordance with the Company's Option agreements, in the event of a change of control (as defined in the Option agreement), all of the Options may be exercised on or before the earlier of the expiration time of the Options and 4:00 p.m. (Calgary time) on that date which is 60 days after the date of notice to the Optionee of such change of control.
If each of Messrs. Clarkson, Herrick, Neely, Gress, Pankiw and Norris were terminated on December 31, 2012, or in the event of a change of control on December 31, 2012, the estimated aggregate payments they would be entitled to receive are as follows:

•
Mr. Clarkson would receive C$1,010,130 assuming his employment was terminated at December 31, 2012. Mr. Clarkson would receive an additional amount of C$651,000 assuming a change of control as at December 31, 2012;

•
Mr. Herrick would receive C$811,117 assuming his employment was terminated at December 31, 2012. Mr. Herrick would receive an additional amount of C$521,000 assuming a change of control as at December 31, 2012;

•
Mr. Neely would receive C$606,459 assuming his employment was terminated at December 31, 2012. Mr. Neely would receive an additional amount of C$286,000 assuming a change of control as at December 31, 2012; and

•
Mr. Gress would receive C$483,988 assuming his employment was terminated at December 31, 2012. Mr. Gress would receive an additional amount of C$252,750 assuming a change of control as at December 31, 2012.

•
Mr. Pankiw would receive C$447,354 assuming his employment was terminated at December 31, 2012. Mr. Pankiw would receive an additional amount of C$246,000 assuming a change of control as at December 31, 2012.

•
Mr. Norris would receive C$432,929 assuming his employment was terminated at December 31, 2012. Mr. Norris would receive an additional amount of C$246,000 assuming a change of control as at December 31, 2012.

Director Compensation
The Company periodically grants to its directors Options (see "Report on Executive Compensation - Incentive Stock Options").
The Compensation Committee determines the level of director compensation based on annual compensation survey of the public information of similar sized companies.
In fiscal 2012, the board of directors paid outside directors C$71,000 for the year and the Chairman of the board C$86,000 for the year; any member of a committee (all of TransGlobe's board committees are composed entirely of outside directors) was entitled to an additional C$5,000 per year; the audit committee chair was entitled to an additional C$12,500 per year; the reserves committee chair was entitled to an additional C$7,500 per year; and other committee chairs were entitled to an additional C$6,000 per year. During 2012, this payment was made quarterly on March 31, June 30, September 30 and December 31.
TransGlobe does not pay any meeting fees to its board members.
Directors' Summary Compensation Table
The following table sets forth for the year ended December 31, 2012, information concerning the compensation paid to our directors other than directors who are also Named Executive Officers. All fees earned are based on the compensation schedule for the Company's independent directors, which schedule is reviewed annually by the full board of directors. Options are awarded based on the principles outlined above under "Long-Term Incentive Compensation – Stock Options".

Name	Fees Earned (C$)	Share- based Awards (C$)	Option-based Awards (1) (C$)	Non-equity Incentive plan Compensation (C$)	Pension Value (C$)	All other Compensation (C$)	Total (C$)
Robert A. Halpin(3)	96,909	n/a	93,562	n/a	n/a	—	190,471
Erwin L. Noyes(4)	82,091	n/a	78,789	n/a	n/a	—	160,880
Geoffrey C. Chase(5)	84,409	n/a	81,251	n/a	n/a	—	165,660
Fred J. Dyment(6)	89,409	n/a	86,175	n/a	n/a	—	175,585
Gary S. Guidry (7)	82,909	n/a	80,020	n/a	n/a	—	162,929
Robert B. Jennings (8)	81,818	n/a	80,020	n/a	n/a	—	161,838
Notes:

(1)
Reflects Options issued under the Option Plan based on the grant date fair value of the applicable awards. The fair value of the options granted is estimated on the date of grant using the lattice-based trinomial option pricing model. The weighted average fair value of the Options granted during the year is C$4.10, based on the following assumptions: risk-free interest rate of 1.35%, five year expected life, expected volatility of 53.92%, dividend per share of nil and early exercise factors year one through five of 0%/10%/20%30%/40%, respectively.

(2)	Prior to March 6, 2012, the committees were comprised of the following directors:

◦	Audit committee - Mr. Dyment (chair), Mr. Chase, Mr. Halpin, Mr. Guidry and Mr. Jennings

◦	Reserves committee - Mr. Chase (chair), Mr. Halpin, Mr. Guidry and Mr. Noyes

◦	Compensation committee - Mr. Guidry (chair), Mr. Dyment and Mr. Noyes

◦	Governance and nominating committee - Mr. Noyes (chair), Mr. Chase, Mr. Dyment, Mr. Halpin and Mr. Jennings
After March 6, 2012, the committees were comprised of the following directors:

◦	Audit committee - Mr. Dyment (chair), Mr. Chase and Mr. Jennings

◦	Reserves committee - Mr. Chase (chair), Mr. Halpin and Mr. Guidry

◦	Compensation committee - Mr. Guidry (chair), Mr. Dyment and Mr. Noyes

◦	Governance and nominating committee - Mr. Jennings (chair), Mr. Halpin and Mr. Noyes

(3)
The breakdown of Mr. Halpin's compensation is as follows: $86,000 board chairman's fee; $909 audit committee membership fee; $5,000 reserves committee membership fee; and $5,000 governance and nominating committee fee.

(4)
The breakdown of Mr. Noyes' compensation is as follows: $71,000 director's fee; $5,182 governance and nominating committee fee; $5,000 Compensation Committee fee; and $909 reserves committee membership fee.

(5)
The breakdown of Mr. Chase's compensation is as follows: $71,000 director's fee; $7,500 reserves committee chair fee; $5,000 audit committee membership fee; and $909 governance and nominating committee membership fee.

(6)
The breakdown of Mr. Dyment's compensation is as follows: $71,000 director's fee; $12,500 audit committee chair fee; $5,000 Compensation Committee membership fee; and $909 governance and nominating committee membership fee.

(7)
The breakdown of Mr. Guidry's compensation is as follows: $71,000 director's fee; $6,000 Compensation Committee chair fee; $5,000 reserves committee membership fee; and $909 audit committee membership fee.

(8)	The breakdown of Mr. Jennings’s compensation is as follows: $71,000 director's fee; $5,000 audit committee membership fee; and $5,818 governance and nominating committee membership fee.

(9)	All compensation amounts are paid or awarded in Canadian dollars.
Directors' Outstanding Option-Based Awards and Share-Based Awards
The following table sets forth for each of our directors other than directors who are also NEOs, all option-based awards outstanding at the end of the year ended December 31, 2012. Options are awarded to the Company's independent directors to ensure alignment with Shareholders, in recognition of the board members' stewardship and to ensure they are retained and continue to add value based on their extensive experience and in-depth knowledge of the international oil and gas business. The Company does not have any outstanding share-based awards.

Option-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price (C$)	Option expiration date	Value of unexercised in-the-money options(1)(3) (C$)
Robert A. Halpin
	58,000	2.78	11/13/2013	379,900
	21,000	7.36	5/14/2015	41,370
	26,400	13.02	5/17/2016	—
	22,800	11.65	5/14/2017	—
Erwin L. Noyes
	6,000	4.93	5/13/2013	26,400
	24,800	2.78	11/13/2013	162,440
	40,000	3.40	8/21/2014	237,200
	15,000	7.36	5/14/2015	29,550
	21,000	13.02	5/17/2016	—
	19,200	11.65	5/14/2017	—
Geoffrey C. Chase
	59,400	2.78	11/13/2013	389,070
	30,000	3.40	8/21/2014	177,900
	15,000	7.36	5/14/2015	29,550
	21,000	13.02	5/17/2016	—
	19,800	11.65	5/14/2017	—
Fred J. Dyment
	20,100	4.93	5/13/2013	88,440
	22,000	2.78	11/13/2013	144,100
	26,667	3.40	8/21/2014	158,135
	18,000	7.36	5/14/2015	35,460
	24,000	13.02	5/17/2016	—
	21,000	11.65	5/14/2017	—
Gary S. Guidry
	80,000	3.77	10/5/2014	444,800
	15,000	7.36	5/14/2015	29,550
	21,000	13.02	5/17/2016	—
	19,000	11.65	5/14/2017	—
Robert G. Jennings
	100,000	9.53	9/12/2016	—
	19,500	11.65	5/14/2017	—
Notes:

(1)	Calculated based on the difference between the market price of the Common Shares underlying the Options at December 31, 2012 and the exercise price of the Options.

(2)	All compensation amounts are paid or awarded in Canadian dollars.

(3)	There were no share-based awards made to any director in 2012.

Directors' Incentive Plan Awards – Value Vested or Earned During the Year
The following table sets forth for each of our directors other than directors who are also NEOs, the value of option-based awards which vested during the year ended December 31, 2012 and the value of non-equity incentive plan compensation earned during the year ended December 31, 2012. The Company does not have any share-based awards.

Name	Option-based awards – Value vested during the year (1)(3) (C$)	Non-equity incentive plan compensation – Value earned during the year (C$)
Robert A. Halpin	27,160	n/a
Erwin L. Noyes	166,400	n/a
Geoffrey C. Chase	92,900	n/a
Fred J. Dyment	121,278	n/a
Gary S. Guidry	306,200	n/a
Robert G. Jennings	62,666	n/a
Note:

(1)
Aggregate dollar value of the Common Shares that would have been realized if the Options had been exercised on the vesting date and calculated based on the difference between the market price of the Common Shares underlying the Options on the vesting date and the exercise price of the Options on the vesting date.

(2)	There were no share-based awards made to any director in 2012.

(3)	All compensation amounts are paid or awarded in Canadian dollars.
Securities Authorized for Issuance Under Equity Compensation Plans
The following sets forth information in respect of securities authorized for issuance under our equity compensation plans as at December 31, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders (1)	5,110,001	$8.19	2,269,362
Equity compensation plans not approved by securityholders	n/a	n/a	n/a
Total	5,110,001	$8.19	2,269,362
Note:

(1)
The Company's Option Plan authorizes the issuance of Options entitling the holders to acquire, in the aggregate, up to 10% of its Common Shares from time to time. See "Statement of Executive Compensation - Incentive Plans - Stock Option Plan".

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS
As at the date hereof there is no indebtedness outstanding by directors, executive officers or employees or former directors, executive officers or employees of the Company to the Company or any of its subsidiaries.

CORPORATE GOVERNANCE DISCLOSURE
National Instrument 58-101 entitled "Disclosure of Corporate Governance Practices" ("NI 58-101") requires that, if management of an issuer solicits proxies from its security holders for the purpose of electing directors, certain prescribed disclosure respecting corporate governance matters be included in its management information circular. The TSX also requires listed companies to provide, on an annual basis, the corporate governance disclosure which is prescribed by NI 58-101.
The prescribed corporate governance disclosure for the Company is that contained in Form 58-101F1 which is attached to NI 58-101 ("Form 58-101F1 Disclosure").
Set out below is a description of the Company's current corporate governance practices, relative to the Form 58-101F1 Disclosure (which is set out below in italics).
Board of Directors
The board of directors is comprised of the following eight individuals: Ross G. Clarkson, President and Chief Executive Officer of the Company; Lloyd W. Herrick, Vice President and Chief Operating Officer of the Company; Robert A. Halpin, Chairman of the Company; Geoffrey C. Chase; Fred J. Dyment; Gary S. Guidry; Robert G. Jennings; and Erwin L. Noyes.
Robert Halpin will be retiring from his position as Chairman of the Company on May 8, 2013. Robert Jennings will assume the role of Chairman immediately following Mr. Halpin's retirement.
Disclose the identity of directors who are independent.
National Instrument 52-110 ("NI 52-110") of the Canadian Securities Administrators provides that a member is "independent" if the member has no direct or indirect material relationship with the issuer - a "material relationship" being one which could, in the view of the issuer's board of directors, reasonably interfere with the exercise of a member's independent judgment. NI 52-110 also specifically prescribes certain relationships that are considered to be material.
Based on the foregoing, the board of directors of TransGlobe has determined that the following individuals are independent within the meaning of NI 52-110:
Robert A. Halpin    –    Independent director
Erwin L. Noyes    –    Independent director
Geoffrey C. Chase    –    Independent director
Fred J. Dyment    –    Independent director
Gary S. Guidry    –    Independent director
Robert G. Jennings    –    Independent director
Disclose the identity of directors who are not independent, and describe the basis for that determination.
The board of directors of TransGlobe has determined that the following individuals are not independent based on the guidelines set forth in NI 52-110:
Ross G. Clarkson    –    Not independent, President and Chief Executive Officer of TransGlobe
Lloyd W. Herrick    –    Not independent, Vice President and Chief Operating Officer of TransGlobe
Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the board of directors does to facilitate its exercise of independent judgment in carrying out its responsibilities.
The majority of the members of the board of directors of TransGlobe are independent.
If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.
The following directors are presently a director of other issuers that are reporting issuers (or the equivalent):

Name	Name of Reporting Issuer	Position

Fred J. Dyment	ARC Energy Corporation	Director
	Tesco Corporation	Director
	WesternZagros Resources Ltd.	Chairman
	Major Drilling Group International Inc.	Director
Gary S. Guidry	Africa Oil Corp.	Director
	ShaMaran Energy Corp.	Director
Robert G. Jennings	Northern Spirit Resources Inc.	Director

Disclose whether or not the independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer's most recently completed financial year. If the independent directors do not hold such meetings, describe what the board does to facilitate open and candid discussion among its independent directors.
The independent directors of TransGlobe hold meetings at which non-independent directors and members of management are not in attendance, as required, and in conjunction with the regularly scheduled meeting of the board of directors of TransGlobe. Seven of such meetings were held since the beginning of the Company's most recently completed financial year. The audit committee also meets regularly without any non-independent directors present; five such meetings were held in the most recently completed financial year.
The governance and nominating committee has the responsibility to take initiatives to ensure that the board of directors can function independently of management, including, without limitation, recommending to the board of directors mechanisms, including the appointment of a committee of directors independent of management, to allow directors who are independent of management an opportunity to discuss the Company's affairs in the absence of management.
Disclose whether or not the chair of the board is an independent director. If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the board has neither a chair that is independent nor a lead director that is independent, describe what the board does to provide leadership for its independent directors.
The Chairman of the board is Mr. Halpin, who is an independent director. Mr. Jennings, who is also an independent director, will assume the role of Chairman of the board on May 8, 2013, following Mr. Halpin's retirement. The Chairman of the board is an independent director with the primary role of managing the board and ensuring the board is organized properly and functions effectively to meet its obligations and responsibilities. In addition, the Chairman of the board works with the Chief Executive Officer of the Company to ensure effective relations with board members, Shareholders, other stakeholders and the public. Interaction with all senior officers is required of the Chairman of the board, but not expected to be frequent with the exception of the Corporate Secretary, with whom the board Chairman will work with on all board affairs, including communications.
The board of directors has developed terms of reference for the Chairman of the board, and they include the following general duties and responsibilities:

•	managing the board and ensuring that the board is organized properly and functions effectively to meet its obligations and responsibilities;

•	working with the Chief Executive Officer to ensure management strategies, plans and performance are appropriately represented to the board;

•	working with the Chief Executive Officer to ensure effective relations with board members, Shareholders, other stakeholders and the public;

•	working with the Corporate Secretary on all board affairs, including communications; and

•	maintaining relations with Shareholders, other stakeholders and the public.
Disclose the attendance record of each director for all board meetings held since the beginning of the issuer's most recently completed financial year.
The attendance record for each director of TransGlobe during the most recently completed financial year is as follows:

•	Robert A. Halpin attended 10 out of 10 meetings, 8 in person, 2 via telephone;

•	Ross G. Clarkson attended 10 out of 10 meetings, 9 in person, 1 via telephone;

•	Lloyd W. Herrick attended 10 out of 10 meetings, 9 in person, 1 via telephone;

•	Erwin L. Noyes attended 10 out of 10 meetings, 8 in person and 2 via telephone;

•	Geoffrey C. Chase attended 10 out of 10 meetings, 10 in person;

•	Fred J. Dyment attended 10 out of 10 meetings, 8 in person, 2 via telephone;

•	Gary S. Guidry attended 10 out of 10 meetings, 8 in person; and 2 via telephone; and

•	Robert G. Jennings attended 10 out of 10 meetings, 8 in person, 2 via telephone.
Committee attendance (independent directors only)

Governance and
		Compensation	Nominating	Reserves
Name	Audit Committee	Committee	Committee	Committee
Robert A. Halpin (1)	N/A	N/A	6 of 6 in person	4 of 4 in person
Erwin L. Noyes (2)	N/A	5 of 5 in person	6 of 6 in person	N/A
Geoffrey C. Chase (3)	4 of 4 in person	N/A	N/A	4 of 4 in person
Fred J. Dyment (4)	4 of 4 in person	5 of 5 in person	N/A	N/A
Gary S. Guidry (5)	N/A	5 of 5 in person	N/A	4 of 4 in person
Robert G. Jennings	4 of 4 in person	N/A	6 of 6 in person	N/A
(1) Robert Halpin was a member of the Audit Committee for the period January - March 2012 and attended the one meeting held in person;
(2) Erwin Noyes was a member of the Reserves Committee for the period January - March 2012 and attended the one meeting held in person;
(3) Geoffrey Chase was a member of the Governance and Nominating Committee for the period January - March 2012 and attended the one meeting held in person;
(4) Fred Dyment was a member of the Governance and Nominating Committee for the period January - March 2012 and attended the one meeting held in person;
(5) Gary Guidry was a member of the Audit Committee for the period January - March 2012 and attended the one meeting held in person.

Board Mandate
Disclose the text of the board's written mandate. If the board does not have a written mandate, describe how the board delineates its role and responsibilities.
The Company has a Charter of Board of Directors Governance, which is attached as Schedule "A" hereto.
The board of directors of the Company has also adopted a mandatory retirement policy. The Company's directors are not permitted to stand for re-election to the board of directors of the Company once they have attained the age of 75. The board of directors reserves the right to deviate from the policy under extenuating circumstances, which include providing for a proper succession following implementation of the policy. The Governance and Nominating Committee will have the responsibility to evaluate annually the qualification of each director standing for re-election in the current year.
In addition, the board of directors of the Company has adopted a mandatory share ownership policy for directors. Directors are required to acquire and hold Common Shares with a minimum aggregate market value of three (3) times the annual retainer fee that they are paid. Directors will have a period of five (5) years from the date of the implementation of the policy on February 13, 2013, or from the date of their appointment as a director of the Company, whichever is later, to acquire the value required. Non-compliance with this policy as a result of share price volatility will be dealt with on an exceptional basis. Directors will be required to confirm annually, for the Company's Information Circular, their beneficial Common Share ownership position and that the required ownership is not hedged or otherwise sold.
Responsibilities and duties of the board of directors, which are more fully outlined in the Charter of Board of Directors Governance, include the following:

•	review and adopt the Company's strategic business plan, corporate objectives, financial plans and budgets and review against corporate performance;

•	identify and review the business risks of the Company and ensure that systems are in place to monitor and manage such risks;

•	approve the hiring of senior officers and monitor the performance of senior officers; and

•	ensure the Company maintains appropriate internal controls and management information systems.
Position Descriptions
Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee. If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.
The board has developed written position descriptions or terms of reference for the Chair of the board, the Chair of each committee of the board (which include terms of reference for the Chair for each of the audit committee, the governance and nominating committee, the Compensation Committee, and the reserves committee) and for individual directors. The board has also developed charters for each committee of the board.
The terms of reference for the Chair of the audit committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Chief Financial Officer to ensure effective relations with committee members; and

•	maintaining ongoing communications with the Chief Financial Officer and the Company's external auditors.
The terms of reference for the Chair of the governance and nominating committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Corporate Secretary and Chief Financial Officer to ensure effective relations with committee members;

•	maintaining on-going communications with the Corporate Secretary and Chief Financial Officer;

•	overseeing management's formulation of and compliance with corporate governance policies and procedures; and

•
preparing the Company's public disclosure relating to its corporate governance policies and procedures, and generally relating to compliance with corporate governance related legal and regulatory requirements.

The terms of reference for the Chair of the reserves committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Vice President and Chief Operating Officer;

•	working with the corporation's independent petroleum consultants, including ongoing communications; and

•	leading the committee in overseeing the work of the Company's reserve data management team and the independent petroleum consultants.
The terms of reference for the Chair of the Compensation Committee include the following general roles and responsibilities:

•	managing the affairs of the committee, including ensuring the committee is organized properly, functions effectively and meets its obligations and responsibilities;

•	working with the Chief Executive Officer to ensure effective relations with committee members;

•	working with the Company's independent compensation consultants;

•	maintaining on-going communications with the Chief Executive Officer; and

•	leading the committee in overseeing management's formulation of human resource and compensation policies and procedures.

The terms of reference for individual directors establish a number of standards for directors, including the following:

•	fulfilling legal requirements of directors, including a comprehensive understanding of the statutory and fiduciary roles;

•	preparing for each meeting and maintaining an excellent attendance record;

•	participating fully and frankly in the deliberations and discussions of the board;

•	participating on committees and understanding the process of committee work; and

•	being generally knowledgeable about the business of the Company and its industry as well as the regulatory, legislative, business, social and political environments within which the Company operates.
Disclose whether or not the board and Chief Executive Officer have developed a written position description for the Chief Executive Officer. If the board and the Chief Executive Officer have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the Chief Executive Officer.
The board and the Chief Executive Officer have developed a written position description for the Chief Executive Officer.
The Chief Executive Officer's primary responsibilities include the following:

•	providing overall leadership and vision in developing, in concert with the board of directors, the Company's strategic direction;

•
providing overall leadership (including recommendations for appointment of, and changes to, executive and other officers) and vision in developing the tactics and business plans necessary to realize the Company's objectives;

•
managing the overall business to ensure strategic and business plans are effectively implemented, the results are monitored and reported to the board, and financial and operational objectives are attained; and

•	managing the overall business to act with a view to the best interests of the Company, growing value and maximizing return to Shareholders.
Orientation and Continuing Education
Briefly describe what measures the board takes to orient new directors regarding:

(i)	the role of the board, its committees and its directors; and

(ii)	the nature and operation of the issuer's business.
The governance and nominating committee is responsible for the orientation and education of new recruits to the board of directors. New directors are provided with the opportunity to meet with management, tour properties and receive reports relating to the Company's business and affairs. The Company also pays for the cost of relevant courses for the directors.
In addition, the board of directors of the Company has adopted an orientation policy for new directors. Under the policy, a senior member of management (the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer) will organize an orientation program for newly elected directors of the Company. The initial orientation will include a detailed briefing on all significant areas of the Company's operations by members of senior management. New directors will be provided with a comprehensive board manual which will contain a record of historical information about the Company, the charters of the board and its committees and other relevant business information relating to the Company. All new directors, within 24 months of becoming a director, will be invited to visit the Company's main operations. In addition, all directors will receive an extensive package of materials prior to each board meeting. These materials will provide a comprehensive summary of each agenda item to be discussed. Similarly, committee members will also be provided with a comprehensive summary on each agenda item to be discussed at committee meetings. Senior management will be available to discuss each agenda item at the meetings.
Briefly describe what measures, if any, the board takes to provide continuing education for its directors. If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary to meet their obligations as directors.
The Company pays for the cost of relevant courses for the directors. Messrs. Ross Clarkson and Lloyd Herrick graduated from the Institute of Corporate Directors during 2008 and Mr. Geoffrey Chase during 2010. All received certification.
In addition, the board of directors of the Company has adopted a continuing education and development policy for directors. Under the policy, continuing education is to be provided to directors through regular presentations by senior management on the main areas of the Company's business. On an annual basis, directors will attend a strategy meeting with senior management of the Company that will provide for a comprehensive review of the Company's operations and include an in-depth discussion of the strategic plans of the Company for the coming year. In addition, the Company will regularly schedule reviews of various governance topics relevant to the Company, with experts. These reviews may include, for example, best practices in corporate governance, human resources, risk management including hedging, credit and information technology and a review of major environmental and geopolitical issues. Each director of the Company will be expected to maintain the level of expertise necessary to perform his or her responsibilities as a director. The Company will provide a reasonable allowance for outside board education for each director on an annual basis. On an annual basis, the Company will also canvass the directors to determine whether there are additional topics that they would like to see addressed in the forthcoming year.
Ethical Business Conduct
Disclose whether or not the board has adopted a written code for the directors, officers and employees. If the board has adopted a written code:

(i)	disclose how a person or company may obtain a copy of the code;

(ii)	describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board satisfies itself regarding compliance with its code; and

(iii)
provide a cross-reference to any material change report filed since the beginning of the issuer's most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

The Company has adopted a corporate code of conduct which is applicable to the Company, its employees and contractors (the "Corporate Code of Conduct"). A copy of the Corporate Code of Conduct has been posted to SEDAR at www.sedar.com and to EDGAR at www.sec.gov. The Company has also developed a specific code of conduct for its directors and officers (the "Code") (which is also available on SEDAR and EDGAR).
The Corporate Code of Conduct for the Company is intended to guide employees' and contractors' activities to enhance value and to minimize situations where a conflict of interest could arise and where harm to the Company and its employees could occur. The Corporate Code of Conduct addresses responsibilities and values, insider trading, business relationships, entertainment, gifts and favours, compliance and monitoring. Adherence to the policy is monitored by management through routine supervisory practices and an annual Corporate Code of Conduct disclosure and sign-off process. When an investigation results in a finding that the Corporate Code of Conduct has been breached, the employee or contractor who has breached the Corporate Code of Conduct may, depending upon the seriousness of the breach, be subject to discipline up to and including termination of employment.
The Code provides generally that each individual being considered for nomination as a director must disclose to the governance and nominating committee all interest in relationships of which the director is aware at the time of consideration which will or may give rise to a conflict of interest. If such an interest or relationship should arise while the individual is a director, there is a positive onus on the director to make disclosure of the same to the Corporate Secretary or the board Chair. Each director is also required by the Code to report any known or suspected breach of the Code to the board Chair, and is annually required to review, sign and deliver to the board Chair an executed copy of the Code.
TransGlobe has not experienced any known conduct of a director or executive officer that constitutes a departure from the Code requiring the filing of a material change report since the beginning of the Company's most recently completed financial year.
Describe any steps the board takes to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.
Pursuant to the Company's Code of Conduct and Conflict of Interest Guidelines for Directors and Officers, all directors have agreed to the following guidelines respecting conflicts of interest:

•
directors shall avoid situations that may result in a conflict or perceived conflict between their personal interests and the interest of the Company and situations where their actions as directors are influenced or perceived to be influenced by their personal interests;

•
each director must at all times comply fully with applicable law and should avoid any situation which could be perceived as improper, unethical or indicative of a casual attitude towards compliance with the law;

•
no director may hold a significant financial interest, either directly or through a relative or associate, or hold or accept a position as an officer or director in an organization in a relationship with the Company, where, by virtue of his or her position with the Company, the director could in any way benefit the other organization by influencing the purchasing, selling or other decisions of the Company, unless that interest has been fully disclosed in writing to the board; and

•	a "significant financial interest" in this context is any interest substantial enough that decisions of the Company could result in gain for the director.
In addition, each individual being considered for nomination as a director of the Company must disclose to the governance and nominating committee all interests and relationships of which the director is aware of at the time of consideration which will or may give rise to a conflict of interest. If such an interest or relationship should arise while the individual is a director, the individual shall make immediate disclosure of all relevant facts to the Corporate Secretary or the board Chair.
Last, in accordance with the Business Corporations Act (Alberta), directors who are a party to or are a director or an officer of a party to a material contract or material transaction, are required to disclose the nature and extent of their interest and are not permitted to vote on any resolution to approve the contract or transaction.
Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.
The board provides leadership, supervision and support for the employees of the Company to uphold the principles articulated in the Corporate Code of Conduct.
Nomination of Directors
Describe the process by which the board identifies new candidates for board nomination.
The governance and nominating committee of the board, working with the Corporate Secretary, engages an outside consultant to assist in identifying qualified candidates. The nominees for directors are initially considered and recommended by the governance and nominating committee of the board, approved by the entire board and appointed by the Company.
Disclose whether or not the board has a nominating committee composed entirely of independent directors. If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.
The board's governance and nominating committee is comprised entirely of independent directors, the members of the committee were Messrs. Noyes, Halpin and Jennings during 2012., Messrs Dyment and Chase were members of the Committee from January - March, 2012.
If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.
The board has a governance and nominating committee with roles and duties which include the following:

•	identify, review the qualifications of, and recommend to the board of directors possible nominees for the board of directors;

•	assess directors on an ongoing basis and oversee the effective functioning of the board of directors, including the orientation and education of new recruits to the board of directors;

•	assess the board's committee structure on an ongoing basis and recommend changes where appropriate;

•	oversee the relationship between management and the board of directors and to recommend improvements to such relationship;

•	review the size and composition of the board of directors and committee structure;

•	review the appropriateness of the terms of the mandate and responsibilities of the board of directors and the charters, mandates and responsibilities of each of the committees;

•	undertake such other initiatives as are needed to assist the board of directors in providing efficient and effective corporate governance for the benefit of Shareholders.
Compensation
Describe the process by which the board determines the compensation for the issuer's directors and officers.
The Compensation Committee has the responsibility to assist the board in establishing and reviewing compensation arrangements for the Company's executive officers and directors. In order to fulfill this responsibility and make recommendations to the board regarding compensation for directors and officers, the Compensation Committee reviews an analysis of publicly available compensation information released by peer companies on an annual basis in order to benchmark TransGlobe's compensation policies against its peers. The Company has not historically contracted outside advisors to provide guidance on compensation for directors and officers.
Disclose whether or not the board has a compensation committee composed entirely of independent directors. If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.
The Company has a Compensation Committee comprised of three members, Messrs. Guidry, Noyes and Dyment, all of whom are independent directors.
If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.
The duties and responsibilities of the Compensation Committee are further described in this Information Circular under the heading "Statement of Executive Compensation – Compensation Governance".
Other Board Committees
If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.
In addition to the committees set out above, the board of directors has established a reserves committee to assist the board in monitoring the integrity of the oil and gas reserves of the Company, compliance by the Company with legal and regulatory requirements related to reserves, qualifications, independence and performance of the Company's independent reserve evaluators, and the performance of the Company's procedures for providing information to the independent reserve evaluators. During 2012, the reserves committee was comprised of three members, Messrs. Chase, Halpin, and Guidry, all of whom were independent directors. Mr. Noyes was a member of the Committee from January - March 2012.
The charter for the reserves committee includes the following responsibilities:

•	reporting committee actions to the board of directors with such recommendations as the committee may deem appropriate,

•	providing a report of management and directors on oil and gas disclosure for the Company's annual information circular as prescribed in Form 51-101F3 of National Instrument 51-101;

•	annually engage the independent reserve evaluators and evaluate the performance of the independent reserve evaluators;

•	ensuring no restrictions are placed by management on the scope of the reserve evaluators' review and examination of the Company's information;

•
ensuring that no officer, director or employee attempts to fraudulently influence, coerce, manipulate or mislead any evaluator engaged in the preparation of the Company's oil and gas reserves statements; and

•	reviewing process and results in relation to the completion of the reserve evaluations.
Assessments
Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe how the board satisfies itself that the board, its committees, and its individual directors are performing effectively.
The governance and nominating committee evaluates regularly the effectiveness and contribution of the board, the board Chair and the chair of each committee and the effectiveness and contribution of individual directors, having regard for the mandate of the board and position descriptions, attendance at board and committee meetings, overall contribution and, in the case of individual directors, the competencies and skills the individual director is expected to bring to the board. The board has adopted an annual board questionnaire to assist in the assessment of the functioning of the board of directors as a whole, and through an annual self-assessment which are all submitted to the governance and nominating committee Chair. The results of the board questionnaires are summarized and reviewed with the whole board. Also, all independent board members confirm their continued independence annually by completing a corresponding questionnaire.
INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
Other than as contained herein, there were no material interests, direct or indirect, of directors or executive officers of the Company, any shareholder who beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the outstanding Common Shares, or any other Informed Person (as defined in National Instrument 51-102) or any known associate or affiliate of such persons, in any transaction since the commencement of the last completed financial year of the Company or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.

OTHER MATTERS COMING BEFORE THE MEETING
Management of the Company knows of no other matter to come before the Meeting other than as set forth above and in the Notice of Meeting. Should any other matters properly come before the Meeting, the Common Shares represented by the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the person voting by proxy.

ANNUAL INFORMATION FORM
A copy of the Company's Annual Information Form, filed with the securities commissions or regulatory authorities in each of the Provinces of Canada and the U.S. Securities and Exchange Commission, may be obtained without charge by writing to the Company at the address listed below, or from SEDAR, the Canadian electronic securities filing system, at www.sedar.com or EDGAR at www.sec.gov.
ADDITIONAL INFORMATION
Additional information respecting the Company is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Financial information respecting the Company is provided in the Company's comparative annual consolidated financial statements and management's discussion and analysis for its most recently completed financial year. Securityholders can access this information on SEDAR at www.sedar.com, EDGAR at www.sec.gov or by request to the Corporate Secretary of the Company at the following address:
TransGlobe Energy Corporation
Suite 2300, 250-5th Street SW
Calgary, Alberta T2P 0R4
Phone: (403) 264-9888
Facsimile: (403) 770-8855

SCHEDULE "A"
CHARTER OF BOARD OF DIRECTOR GOVERNANCE
TransGlobe's Charter of Director Governance outlines the specific roles and duties of the Company's directors.
GENERAL BOARD RESPONSIBILITIES
It is the responsibility of the board of directors to diligently oversee the direction and management of the Company while adhering to the highest ethical standards. Specific responsibilities are as follows:
Strategic Planning & Budgets
Meet at least annually in a strategy session to review and adopt the Company’s strategic business plan.
Review and adopt the Company’s corporate objectives, financial plans and budgets.
Review corporate performance against strategic plans, corporate objectives, financial plans and budgets.
Risk Management
Identify and review the business risks of the Company and ensure that systems are in place to monitor and manage such risks.
Ensure that the risks are appropriate, thoroughly understood and studied and are in line with achieving our corporate goals.
Communication Review
Review annually the Company's Corporate Disclosure Policy and ensure that it is being followed.
Executive Personnel
Approve the hiring of senior officers.
Establish, and review annually, job descriptions for executive officers.
Monitor and measure senior officers’ performances.
Ensure all executive officers have current employment, non-competition and confidentiality agreements.
Review major Company organizational and staffing issues.
Succession planning for the CEO and other key officers.
Systems Integrity
Ensure that the Company maintains appropriate internal controls and management information systems.
Ensure that the Company, its executives and employees conduct themselves in an ethical manner and in compliance with laws, regulations, audit and accounting principles and the Company’s own governing policies.
Ensure that the Board of Directors has free and full access to management regarding all matters of compliance and performance.
Ensure that Company has adopted a code of ethics for the company’s principal executive officer, senior financial officers and all employees. Review the Company code of ethics annually and approve amendments by a simple majority of the Board of Directors.
Material Transactions
Review and approve any material transactions outside of the corporate budget, including but not limited to long term contracts, licenses or obligations which will outlive an individual's relationship with the Company.
Whistleblower Mechanism
Adopt and review annually a mechanism through which employees and others can directly and anonymously contact the Board with concerns about conduct which the employee reasonably believes constitutes fraud or some other violation of law. The mechanism must include procedures for responding to, and keeping of records of, any such expressions of concern.

BOARD STRUCTURE AND FUNCTION
Composition of the Board of Directors
Ensure that the majority of Directors are "independent" as defined by the Company's governing regulatory bodies.
Annual Disclosure of Directors
Publicly disclose conclusions as to the independence of the directors as defined by the Company's governing regulatory bodies.
Nominating and Assessing Directors
Appoint a Governance and Nominating Committee to nominate new board members as required and assess current directors’ performances.
Review promptly the continued Board membership of any director whose employment or professional status has materially changed.
Position of Chairman of the Board
Ensure the Chairman of the board is an independent director.
Board Evaluation
Review and assess its own performance in fulfilling its duties outlined in this charter and any other duties charged to the Board, including the performance of individual directors.
Examination of Size of Board
Annually review the size of the Board and the impact of that size on the effectiveness of the Board.
Consider whether it is appropriate to reduce or increase the size of the Board.
Compensation of Directors
Annually review the adequacy and form of all compensation paid Directors.
Consider that compensation should reflect responsibilities and risk.
Composition of Board Committees
Consider that Board committees should generally consist of outside directors.
Ensure that the directors on all committees be independent and unrelated directors.
Review the independence of all directors with respect to various regulatory requirements and ability to serve on any Committee.
Governance and Nominating Committee
Assign general responsibility for governance to the Governance and Nominating Committee.
General Board to review annually the Governance and Nominating Committee Charter and, when necessary, suggest changes to its Charter, to be ratified by the entire Board.
Ensure proper orientation for new directors.
Audit Committee
Assign general responsibility to the Audit Committee to oversee (1) the integrity of the Company’s financial statements and its financial reporting and disclosure practices, (2) the soundness of the Company’s systems of internal controls regarding finance and accounting compliance, and (3) the appointment, compensation, independence and performance of the Company’s auditors.
Ensure that all committee members are independent.
General Board to review the Audit Committee Charter annually and, when necessary, suggest changes to its Charter, to be ratified by the entire Board.
Nominate a Financial Expert to the Board of Directors and appoint to the Audit Committee.
Reserves Committee
Assign general responsibility to the Reserves Committee to oversee (1) the integrity of the oil and gas reserves of the Company, (2) compliance by the Company with legal and regulatory requirements related to reserves, and (3) qualifications, independence and performance of the Company’s independent Reserves evaluators, and performance of the Company’s procedures for providing information to the independent Reserves evaluator.
General Board to review the Reserves Committee Charter annually and, when necessary, suggest changes to its Charter, to be ratified by the entire Board.

Compensation Committee
Assign general responsibility for senior executive compensation to the Compensation Committee, including a review of compensation and performance in relation to Corporate Objectives.
Produce annually a report on executive compensation for inclusion in Company’s annual management information circular.
General Board to review the Compensation Committee Charter annually and, when necessary, suggest changes to its Charter, to be endorsed by the entire Board.
Review annually the Company's incentive stock option plan.
Approve all grants under the Company's incentive stock option plan.
Outside Advisors for Directors
Ensure that individual directors are permitted to engage outside advisors at the Company's expense.
General
Perform such other functions as prescribed by law and in the Company's By-laws.
Amendments to Charter of Director Governance and Expectations
Annually review this Charter and propose amendments to be ratified by a simple majority of the Board of Directors.